Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
Fiscal Year 2015 Financial Results

Fiscal year revenue increased 24.9% compared to prior year
Net Income of $4.0 million vs. Net Loss of $(1.2 million) in 2014
EPS of $0.94 vs. $(0.28) in 2014

SAINT PAUL, MN (January 6, 2016) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the fourth quarter and the fiscal year 2015, ended October 31, 2015.

Fiscal Year 2015 and Fourth Quarter Highlights:

•	Total fiscal year 2015 revenues grew 24.9% to $37.5 million, from $30.0 million in fiscal 2014. Fourth quarter 2015 revenue increased by 9.3% to $10.6 million, compared to $9.7 million in the prior year period.
•	Fiscal year 2015 operating income was $1.6 million, compared to an operating loss of ($811,000) for fiscal 2014. Operating income for the fourth quarter 2015 was $883,000 compared to an operating loss of ($95,000) in the fiscal 2014 fourth quarter.
•	Net income for fiscal year 2015 was $4.0 million, or $0.94 per diluted share, compared to a net loss of $1.2 million, or ($0.28) per share for fiscal 2014. For the 2015 fourth quarter the Company reported net income of $1.0 million, or $0.24 per diluted share, compared to a net loss of ($336,000), or ($0.08) per diluted share in the prior year period.
•	Fiscal year 2015 domestic equipment and accessories revenues included 66 competitive conversions contributing $3.0 million in revenue, compared to 48 competitive conversions contributing $2.9 million in revenue during fiscal 2014.
•	The Attachment Rate, which reflects the percentage of Extended Service Contracts added at the point of sale to customer equipment purchases, was 32% for both fiscal 2015 and 2014.
•	Fiscal 2015 domestic equipment, supplies and accessories revenues from Medical Graphics increased 12.7% to $19.5 million, compared to $17.3 million for fiscal 2014. Medisoft contributed domestic revenues of $558,000 from its U.S. distributor.
•	Gross margin for the fiscal year was 51.6% (54.1% for Medical Graphics and 36.7% for Medisoft), compared to 55.0% in fiscal 2014 (56.1% for Medical Graphics and 28.7% for Medisoft). Fourth quarter 2015 gross margin was 52.4%, including gross margin for Medical Graphics and Medisoft of 53.8% and 42.6%, respectively.

•	Sales backlog going into fiscal year 2016 was $2.6 million ($2.3 million for Medical Graphics and $293,000 for Medisoft), an all-time high, compared to $1.9 million at the end of fiscal year 2014.

“We are very pleased with our record fourth quarter and fiscal year 2015 financial results,” said Todd Austin, chief executive officer of MGC Diagnostics. “Our Medical Graphics subsidiary experienced one of its best operating quarters in the Company’s history by posting revenue of $9.2 million and operating income of $1.0 million. Medical Graphics’ fiscal year 2015 results were just as impressive with revenue of $32.0 million, the best result since 2007, and operating income of $2.7 million, the most profitable year on record.”

“In addition, Medical Graphics started the first quarter of fiscal year 2016 with a sales backlog of $2.3 million, the best start to a new year since 2007. These results could not have been accomplished without the dedication and hard work of all of our employees. I am particularly proud of the performance of our selling team and their contribution to our fiscal 2015 success,” said Mr. Austin.

Additional Fiscal 2015 Fourth Quarter Data:

•	Gross margin for the quarter was 52.4% (53.8% for Medical Graphics and 42.6% for Medisoft), compared to 52.9% in the fiscal 2014 fourth quarter (56.6% for Medical Graphics and 28.7% for Medisoft). Gross margin for equipment, supplies and accessories was 48.8% for the quarter (50.0% for Medical Graphics and 42.6% for Medisoft), compared to 49.1% in the prior year’s quarter (53.1% for Medical Graphics and 28.7% for Medisoft). Gross margin for services was 69.3% for the quarter, compared to 69.3% for the same period last year.

•	Fourth quarter 2015 general and administrative expenses totaled $1.4 million, or 13.4% of revenue, compared to $1.7 million, or 17.8% of revenue in the comparable quarter last year. This decrease is due to lower Medical Graphics general and administrative expenses of $350,000, partially offset by higher Medisoft general and administrative expenses of $44,000.

•	Sales and marketing expenses were $2.5 million, or 23.4% of revenue, compared to $2.6 million, or 27.1% of revenue in the 2014 fourth quarter. This decrease is due to lower Medisoft sales and marketing expenses of $273,000, partially offset by higher Medical Graphics sales and marketing expenses of $130,000.

•	Research and development expenses were $693,000, or 6.6% of revenue in the fiscal 2015 fourth quarter, down from $791,000, or 8.2% of revenue in last year’s fourth quarter. This decrease is primarily due to lower Medical Graphics research and development expenses of $116,000, partially offset by higher Medisoft research and development expenses of $18,000.

Additional Full Year 2015 Data:

•	Total fiscal year 2015 revenues grew 24.9% to $37.5 million compared to $30.0 million in fiscal 2014. Medical Graphics’ revenue grew 11.6% in fiscal 2015 and Medisoft’s revenue grew 324.6% due to a full year of revenue in fiscal 2015, compared to one quarter of revenue in fiscal 2014.

•	Operating income was $1.6 million, compared to an operating loss of ($811,000) for fiscal 2014. For fiscal 2015, Medical Graphics had operating income of $2.7 million and Medisoft had an operating loss of $1.1 million, compared to operating losses of ($215,000) and ($596,000) for Medical Graphics and Medisoft, respectively, for fiscal 2014.

•	Net income was $4.0 million or $0.94 per diluted share, compared to a net loss of $1.2 million, or ($0.28) per share for fiscal 2014. For fiscal 2015, Medical Graphics had net income of $5.0 million and Medisoft had a net loss of ($1.0 million), compared to net losses of ($652,000) and ($508,000) for Medical Graphics and Medisoft, respectively, for fiscal 2014.

•	Gross margin was 51.6% (54.1% for Medical Graphics and 36.7% for Medisoft), compared to 55.0% in fiscal 2014 (56.1% for Medical Graphics and 28.7% for Medisoft). Gross margin for equipment, supplies and accessories was 47.5% (49.8% for Medical Graphics and 36.7% for Medisoft), compared to 51.6% in fiscal 2014 (52.9% for Medical Graphics and 28.7% for Medisoft). Gross margin for services was 69.8%, compared to 67.7% for fiscal 2014.

•	In the 2015 third quarter, Medical Graphics recognized a tax benefit of $3.1 million when it partially reversed the valuation allowance on domestic deferred tax assets that are primarily related to its net operating loss carryforwards.

“The dramatic increase in fiscal 2015 profitability was a result of increased revenue, expense reductions and a tax benefit of $3.5 million, or $0.84 per diluted share, due primarily to the partial reversal of the valuation allowance on deferred tax assets, primarily related to the Company’s U.S. net operating loss carry-forwards,” continued Mr. Austin.

“We continue to make progress transforming Medisoft into a growing and profitable business,” said Mr. Austin. Although Medisoft’s fourth quarter revenue remained consistent with the prior two sequential quarters at $1.4 million, gross margin improved to 42.6%, its best quarterly result of the year. From an operations perspective, Medisoft is much more stable today than it was earlier in the year. We firmly believe that Medisoft is the right platform to expand MGC Diagnostics’ international presence.”

Mr. Austin concluded, “As we reflect on the past fiscal year, everyone at MGC Diagnostics is very proud of the accomplishments and the results these efforts produced. We began fiscal 2016 with a $2.3 million domestic sales backlog and a global sales pipeline that gives us confidence in driving improved financial performance. We will continue to execute on our strategic initiatives to build on the record operating results and sales momentum we generated in fiscal 2015. We believe that our business model and strategies are properly aligned to further enhance shareholder value and we look forward to the year ahead.”

Subsequent Event

In March 2014, MGC entered into a distribution agreement under which it agreed to purchase and distribute sleep diagnostic products for a third-party manufacturer.  In December 2015, MGC informed the manufacturer that MGC was rescinding the distribution agreement.  MGC rescinded the distribution agreement because it violates specific statutory requirements that are unrelated to product safety or performance.   As of October 31, 2015, the Company’s inventory balance included approximately $450,000 of inventory that it had purchased from the manufacturer.

Rescission of the distribution agreement requires the manufacturer to repurchase MGC’s inventory.   As an alternative to this repurchase, MGC has offered to enter into a “wind-down agreement” under which MGC would have the right to sell the inventory it has purchased.

The manufacturer has not yet responded to MGC’s notice of rescission.

MGC has not recognized any impairment of this inventory as of October 31, 2015 because it believes the manufacturer will either repurchase the inventory or that MGC and the manufacturer will agree that MGC may sell this inventory.  If MGC is unable to successfully resolve this matter, MGC may determine that some or all of its sleep diagnostics inventory is impaired and MGC would then incur an impairment charge against this inventory.

Conference Call

The Company has scheduled a conference call for Wednesday, January 6, 2016 at 4:30 p.m. ET to discuss its financial results for the fourth quarter and fiscal year 2015 that ended October 31, 2015.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10077496, through January 13, 2016. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2014, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts:

Company Wesley W. Winnekins Chief Financial Officer MGC Diagnostics Corporation (651) 484-4874	Investors Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
October 31, 2015 and October 31, 2014
(In thousands, except share and per share data)

	October 31, 2015	October 31, 2014
	(Unaudited)	(Revised – Note 1)
Assets
Current Assets
Cash and cash equivalents	$6,553	$5,675
Accounts receivable, net of allowance for doubtful accounts of $117 and $228, respectively	7,416	7,068
Inventories, net of obsolescence reserve of $228 and $387, respectively	6,759	5,548
Prepaid expenses and other current assets	988	2,425
Total current assets	21,716	20,716
Property and equipment, net of accumulated depreciation of $4,431 and $4,180, respectively	2,894	3,469
Intangible assets, net	4,305	4,375
Goodwill	3,324	3,810
Deferred income taxes	3,342	—
Other non-current assets	7	14
Total Assets	$35,588	$32,384
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,617	$3,161
Employee compensation	1,854	1,664
Deferred income	3,608	3,804
Current portion of long-term debt	785	786
Other current liabilities and accrued expenses	1,493	1,416
Total current liabilities	10,357	10,831
Long-term liabilities:
Long-term debt, less current portion	2,158	2,947
Deferred income taxes	—	347
Long-term deferred income and other	3,146	2,814
Total Liabilities	15,661	16,939
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,324,379 and 4,255,593 shares issued and 4,274,386 and 4,198,558 shares outstanding in 2015 and 2014, respectively	427	420
Undesignated shares, authorized 5,000,000 shares,
no shares issued and outstanding	—	—
Additional paid-in capital	24,118	23,470
Accumulated deficit	(4,355)	(8,331)
Accumulated other comprehensive loss	(263)	(114)
Total Shareholders’ Equity	19,927	15,445
Total Liabilities and Shareholders’ Equity	$35,588	$32,384

Note 1 – At July 31, 2015, the Company revised its August 1, 2014, purchase price allocation to reflect cash receipts of bank guarantee funds provided for in the stock purchase agreement and adjustments to and previously unidentified Medisoft liabilities.

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2015	2014	2015	2014
	(Unaudited)	(Revised – Note 2)	(Unaudited)	(Revised – Note 2)
Revenues
Equipment, supplies and accessories revenues	$8,734	$7,882	$30,636	$23,619
Service revenues	1,821	1,778	6,831	6,369
	10,555	9,660	37,467	29,988
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,469	4,008	16,082	11,443
Cost of service revenues	560	545	2,066	2,058
	5,029	4,553	18,148	13,501
Gross margin	5,526	5,107	19,319	16,487
Operating expenses:
Selling and marketing	2,474	2,617	8,831	8,519
General and administrative	1,412	1,718	5,722	5,878
Research and development	693	791	2,931	2,805
Amortization of intangibles	64	76	232	96
	4,643	5,202	17,716	17,298
Operating income	883	(95)	1,603	(811)
Interest expense, net	50	65	247	69
Foreign currency (gain) loss	(29)	398	929	456
Income (loss) before taxes	862	(558)	427	(1,336)
Benefit from taxes	(150)	(222)	(3,549)	(176)
Net income (loss)	$1,012	$(336)	$3,976	$(1,160)
Other comprehensive loss, net of tax
Effect of foreign currency translation adjustments	(27)	(94)	(149)	(114)
Comprehensive income (loss)	$985	$(430)	$3,827	$(1,274)
Income (loss) per share:
Basic	$0.24	$(0.08)	$0.94	$(0.28)
Diluted	$0.24	$(0.08)	$0.94	$(0.28)
Weighted average common shares outstanding:
Basic	4,269	4,198	4,238	4,171
Diluted	4,285	4,198	4,247	4,171

Note 2 – Adjusted to reflect changes related to deferred income recognition as part of liability adjustments referred to in Note 1.

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended October 31,
	2015	2014
	(Unaudited)	(Revised – Note 3)
Cash flows from operating activities:
Net income (loss)	$3,976	$(1,160)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	439	366
Amortization	627	215
Stock-based compensation	496	441
Deferred income taxes	(3,655)	(197)
Loss on foreign currency	938	455
(Decrease) increase in allowance for doubtful accounts	(111)	81
(Decrease) increase in inventory obsolescence reserve	(159)	81
Loss on disposal of equipment	3	4
Changes in operating assets and liabilities:
Accounts receivable	(356)	1,923
Inventories	(1,133)	(1,459)
Prepaid expenses and other current assets	913	(674)
Accounts payable	(423)	265
Employee compensation	236	(586)
Deferred income	238	883
Other current liabilities and accrued expenses	129	(296)
Net cash provided by operating activities	2,158	342

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(927)	(1,226)
Net assets of business acquired, net of cash received	447	(7,644)
Net cash used in investing activities	(480)	(8,870)

Cash flows from financing activities:
Proceeds from long-term borrowing	—	4,000
Payment of debt issuance costs	(5)	(71)
Payment on long-term borrowings	(800)	(200)
Dividends paid	—	(30)
Proceeds from issuance of common stock under employee stock purchase plan	117	138
Proceeds from the exercise of stock options	57	6
Repurchase of common stock upon vesting of restricted stock awards	(48)	(123)
Repurchase of common stock	—	(3)
Net cash (used in) provided by financing activities	(679)	3,717
Effect of exchange rates on cash	(121)	(88)
Net increase (decrease) in cash and cash equivalents	878	(4,899)
Cash and cash equivalents at beginning of year	5,675	10,574
Cash and cash equivalents at end of year	$6,553	$5,675

Cash paid for taxes	$53	$75
Cash paid for interest	173	54
Supplemental non-cash items:
Warrants issued for acquisition	$—	$421
Current and non-current liabilities issued for leasehold improvements	—	33
Common stock issued for long-term liability	33	—
Accrued dividends (reversal)	—	(4)

Note 3 – See Notes 1 and 2.

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